EXHIBIT 99.1
        July 15, 2003


        For media inquiries:                For financial inquiries:
        Katherine Taylor                    John Hecht
        Investor Relations Manager          Chief Financial Officer
        815-961-7164                        815-961-2787

          AMCORE FINANCIAL, INC. REPORTS SEVEN PERCENT INCREASE IN EPS

                         ($000's, Except Per Share Data)

                            Quarters Ended June 30,          1st Quarter

                             2003              2002              2003
                             ----              ----              ----
     Net Revenues          $55,604           $48,202           $63,947
     Net Income            $11,227           $10,583           $10,721
     Diluted Shares         25,054            24,926            24,936
     Diluted EPS             $0.45             $0.42             $0.43

     ROCKFORD, IL -- AMCORE Financial, Inc. (Nasdaq: AMFI) reported earnings per share of $0.45 for second quarter 2003, a 7 percent increase compared to $0.42 per diluted share in second quarter 2002. Net income in the second quarter of 2003 was $11.2 million, a 6 percent, or $644,000, increase from the $10.6 million in the prior-year period. Return on average equity was 12.33 percent for second quarter 2003 compared to 13.29 percent for second quarter 2002.

     "We are pleased with the second quarter results, which attest to our progress on important strategic initiatives," said Kenneth E. Edge, Chairman, President and CEO of AMCORE. "We continue to grow deposits, especially transaction deposits, which increased 10 percent on average from a year ago, or nearly $150 million, despite the sale of six Wisconsin branches in first quarter 2003. Net interest margin continued to expand in the second quarter during a very difficult rate environment for most financial institutions. We are pleased with the improvements in our asset quality, which is reflected by a 20 percent reduction in non-accrual loans during the second quarter compared to the first quarter of 2003. In addition, our branch expansion strategy continues to perform above our expectations."

     Highlights
     ----------

o    Net interest income increased 9 percent to $35.1 million from $32.2 million a year ago. The net interest margin increased 12 basis points to 3.63 percent in second quarter 2003 from 3.51 percent during the same period in 2002.

o Non-interest income rose to $20.5 million, a 28 percent increase from second quarter 2002 and was driven largely by an increase in mortgage revenues, which represents two-thirds of the increase.

o Average loan balances grew 10 percent from a year ago, despite the sale of indirect automobile loans totaling $106 million and the sale of six Wisconsin branches that included the transfer of $48 million in loans in March 2003.

o Non-accrual loans decreased 20 percent, or $7.2 million, from first quarter 2003. Allowance for loan loss coverage of non-accrual loans increased to 147 percent up from 110 percent last quarter.

                                                                          1 of 4

     Second Quarter Results
     ----------------------

     Net interest income in second quarter 2003 grew 9 percent from a year ago, or $2.9 million, driven by strong loan growth and a 27 percent decrease in funding costs. The net interest margin increased to 3.63 percent, a 12 basis point increase from 3.51 percent during the same quarter a year ago and increased seven basis points from first quarter 2003. "We have been actively reshaping our balance sheet with an improved mix of earning assets as a result of our strong loan growth, especially in new markets," said Edge.

     Provision for loan losses increased 78 percent or $2.1 million from the same period a year ago. Total non-performing loans, including loans 90 days past due and still accruing interest, increased $5.4 million, or 16 percent, compared to second quarter 2002. "Our allowance for loan losses has increased in light of increased delinquencies, impaired loans and growth in emerging markets and commercial real estate, as well as our concern with the current economy," said Edge.

     Average loans rose $257 million to $2.9 billion, a 10 percent increase from second quarter 2002. The growth came from increases of $327 million in commercial lending driven by AMCORE's expansion in Chicago suburban and Madison area markets. This growth was achieved despite continuing prepayment of 1-to-4 family real estate loans, which decreased 18 percent, or $91 million, as mortgage interest rates reached 45-year lows.

     Average bank-issued deposits grew to $2.8 billion, an increase of 3 percent, or $71 million, compared to a year ago. This growth was achieved even with the transfer of deposits related to the Wisconsin branch sales in the first quarter this year. "Our deposit initiative continues to contribute favorably to our results, especially with our focus on transaction deposits," said Edge. "This supports a favorable shift from more expensive time deposits to lower cost funding sources. Phase II of our branching strategy will continue to emphasize core deposit growth."

     Total non-interest income increased 28 percent, or $4.5 million, compared to the same period a year ago. An increase in mortgage loan activity was responsible for $2.9 million of the $4.5 million increase in non-interest income revenue. Security gains of $2 million were recognized during the quarter compared to gains of $625,000 during the same period a year ago.

     Mortgage revenues, net of impairment charges, increased nearly 600 percent, or $2.9 million, compared to the prior-year period. During the second quarter, mortgage applications rose to $447 million compared to $141 million during the same quarter a year ago. Mortgage closings totaled $293 million in second quarter 2003, a 181 percent increase compared to the $104 million in the same period a year ago. Of total second quarter closings, 76 percent were due to refinancing. "In addition to handling the large volume of refinance activity, our mortgage staffs are also increasing originations of new home mortgages, which have also grown due to expansion in our suburban Chicago and Madison markets," said Edge.

     Trust and asset management revenues decreased $512,000, or 8 percent, to $5.7 million in second quarter 2003 from the same period a year ago. Declines in the equity markets relative to a year ago, especially the S&P 500 index, lowered the value of AMCORE-managed assets, which, in turn, caused a reduction in fee revenue. Assets under administration totaled $4.5 billion as of the end of the quarter.

     Total operating expenses increased $3.9 million in second quarter 2003 from a year ago. The increase was the result of higher personnel and occupancy costs, due in part to the Company's branch expansion initiative, higher loan processing costs due to the increased volume of mortgage loan activity and an investment related impairment charge of $623,000.

                                                                          2 of 4

     Asset Quality & Reserves
     ------------------------

     Total non-performing loans decreased $3.1 million from March 31, 2003 and increased $5.4 million from the second quarter a year ago. The decrease from March 31, 2003 can be attributed to the resolution of one automobile dealership credit totaling $4.2 million that was placed on non-accrual late in the first quarter 2003. The increase in loans 90 days past due at June 30, 2003 was due to one health services related credit totaling $6 million. Total non-performing assets, which include non-performing loans, foreclosed real estate and other repossessed assets, decreased $3.2 million, or 7 percent, from March 31, 2003, but increased 10 percent, or $4 million, from June 30, 2002. Total non-performing assets to total assets was 0.98 percent at June 30, 2003, down from 1.08 percent at March 31, 2003, but up from 0.93 percent at June 30, 2002.

     Total non-accrual loans as a percentage of loans decreased from 1.27 percent at March 31, 2003 to 1.00 percent at June 30, 2003 and was down from
1.10 percent at June 30, 2002. The allowance for loan losses, as a percentage of ending loans, increased to 1.46 percent from 1.40 percent at March 31, 2003 and
1.27 percent at June 30, 2002. The allowance to non-accrual loans was 147 percent compared to 110 percent at March 31, 2003 and 120 percent at June 30, 2002.

     Net charge-offs were $2.2 million in the second quarter 2003, a decrease of $4.6 million, or 68 percent, from the first quarter 2003 and a $203,000, or 9 percent, decrease from the second quarter of 2002. Net charge-offs were 30 basis points of average loans on an annualized basis during the second quarter 2003 compared to 95 basis points in the first quarter 2003 and 37 basis points for the second quarter last year.

     Branching Update
     ----------------

     During the second quarter 2003, AMCORE continued to expand its presence in key cities where it believes significant opportunities exist to increase revenues. New branches opened since April 2001 have contributed total loans of $389 million and total deposits of $113 million at June 30, 2003.

     "Since the beginning of 2003, AMCORE has opened three new branches, and has seven more slated for opening during the second half of the year. Two of the 10 branches in 2003 upgrade and replace existing in-store branches.

     Branches opened during the second quarter included a full-service branch on Rockford's northwest side, which replaced an in-store supermarket branch, and a limited branch office for commercial services in Waukesha, WI, a Milwaukee suburb. The Waukesha branch marked AMCORE's entry into the Milwaukee market. In addition, a limited branch office was opened in Aurora, IL during first quarter 2003.

     In the second half of the year, AMCORE will open seven more branches. The branches will include a limited branch office in Oak Brook, IL, and full-service facilities in the following communities, with the number of new locations in each city noted in parentheses: Elgin, IL area (3); Madison, WI (1); Algonquin, IL (1); Machesney Park, IL (1).

     The second phase of the branch expansion program begins in 2004 and will focus on expanding AMCORE's retail branch distribution in selected markets. Phase II calls for an additional 10 new branches, which will bring the total number of new branches opened since 2001, net of closed branches, to 26 by 2006. When both phases of the branch expansion program are complete, AMCORE will have more than two-thirds of its offices located in high growth communities, which the Company expects will raise revenue growth rates.

     "Phase II is expected to accelerate our ability to generate deposits, which will better support loan growth and decrease our use of wholesale funding," said Edge.

                                                                          3 of 4

     The earnings impact of the branching strategy was not dilutive for second quarter 2003 but is still dilutive two cents on a year-to-date basis, compared to a two-cent decrease in earnings in second quarter 2002. In 2003, AMCORE's branch expansion program was expected to result in an earnings dilution of $0.10 to $0.15 per share. "Due to our initial successes, we now believe earnings dilution for 2003 will be in the range of $0.05 to $0.09 per share," said Edge.

    The addition of Phase II of the program is expected to dilute earnings by four to eight cents per share in 2004. By 2005, the combined branch expansion initiative is expected to be accretive in a range of 10 to 15 cents per share. "Phase I has exceeded our expectations," said Edge. "In anticipation of our prior successes, we expect to offset the dilution from Phase II beginning in 2005 or sooner," said Edge.

     AMCORE Financial, Inc. focuses on delivering tailored financial business products and asset management services to customers in selected Midwestern markets. The Company is headquartered in Northern Illinois with investment assets under administration of $4.5 billion, and banking assets of $4.5 billion with 60 locations in Illinois, Wisconsin and Iowa.

     AMCORE provides a full range of consumer and commercial banking services, a variety of mortgage lending products and investment services including trust, brokerage, capital management, mutual fund administration, employee benefit plan record keeping and is the investment advisor for the Vintage family of mutual funds.

     This news release contains, and our periodic filings with the Securities and Exchange Commission and written or oral statements made by the Company's officers and directors to press, potential investors, securities analysts and others will contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, and the Company intends that such forward-looking statements be subject to the safe harbors created thereby with respect to, among other things, the financial condition, results of operations, plans, objectives, future performance and business of AMCORE. Statements that are not historical facts, including statements about beliefs and expectations, are forward-looking statements. These statements are based upon beliefs and assumptions of AMCORE's management and on information currently available to such management. The use of the words "believe", "expect", "anticipate", "plan", "estimate", "should", "may", "will" or similar expressions identify forward-looking statements. Forward-looking statements speak only as of the date they are made, and AMCORE undertakes no obligation to update publicly any forward-looking statements in light of new information or future events.

     Contemplated, projected, forecasted or estimated results in such forward-looking statements involve certain inherent risks and uncertainties. A number of factors - many of which are beyond the ability of the Company to control or predict - could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following possibilities: (I) heightened competition, including specifically the intensification of price competition, the entry of new competitors and the formation of new products by new or existing competitors; (II) adverse state, local and federal legislation and regulation; (III) failure to obtain new customers and retain existing customers; (IV) inability to carry out marketing and/or expansion plans; (V) ability to attract and retain key executives or personnel; (VI) changes in interest rates including the effect of prepayment;
(VII) general economic and business conditions which are less favorable than expected; (VIII) equity and fixed income market fluctuations; (IX) unanticipated changes in industry trends; (X) unanticipated changes in credit quality and risk factors; (XI) success in gaining regulatory approvals when required; (XII) changes in Federal Reserve Board monetary policies; (XIII) unexpected outcomes on existing or new litigation in which AMCORE, its subsidiaries, officers, directors or employees are named defendants; (XIV) technological changes; (XV) changes in accounting principles generally accepted in the United States of America; (XVI) changes in assumptions or conditions affecting the application of "critical accounting policies"; (XVII) inability of third-party vendors to perform critical services for the company or its customers; and (XVIII) disruption of operations caused by the conversion of core bank data processing systems.

     AMCORE common stock is listed on The NASDAQ Stock Market under the symbol "AMFI." Further information about AMCORE Financial, Inc. can be found at the company's website at www.AMCORE.com and at www.VintageFunds.com.

                                                                          4 of 4

                             AMCORE Financial, Inc.
                         CONSOLIDATED FINANCIAL SUMMARY
                                   (Unaudited)

                                              ------------------------------------------------------------------------------------
($ in 000's, except per share data)             2nd Qtr.       3rd Qtr.       4th Qtr.       1st Qtr.       2nd Qtr.   2Q '03/'02
                 SHARE DATA                       2002           2002           2002           2003           2003     Incr(Decr)
                                              ------------------------------------------------------------------------------------
Diluted earnings                              $      0.42    $      0.43    $      0.49    $      0.43    $      0.45      7.1%

Cash dividends                                $      0.16    $      0.16    $      0.16    $      0.16    $      0.16      0.0%

Book value                                    $     13.39    $     14.15    $     14.40    $     14.56    $     14.79     10.5%

Average diluted shares outstanding                 24,926         24,923         24,945         24,936         25,054      0.5%

              INCOME STATEMENT

Net interest income                           $    32,193    $    33,858    $    34,538    $    34,516    $    35,093      9.0%

Provision for loan losses                           2,653          3,360          3,921         12,575          4,729     78.3%

Non-interest income:
   Trust & asset management                         6,189          5,929          5,899          5,738          5,677     (8.3%)
   Service charges on deposits                      4,113          4,882          5,007          4,398          4,638     12.8%
   Mortgage revenues                                  494          1,049          4,552          3,998          3,435    595.3%
   Company owned life insurance                     1,469          1,458          1,500          1,783          1,693     15.2%
   Gain on sale of loans/branches                       -              -              -         10,723            (24)      N/A
   Net security gains                                 625          1,144              -            273          2,012    221.9%
   Other                                            3,119          2,943          2,832          2,518          3,080     (1.3%)
                                              ------------------------------------------------------------------------------------
Total non-interest income                          16,009         17,405         19,790         29,431         20,511     28.1%

Operating expenses:
   Personnel costs                                 18,257         19,963         20,269         20,491         19,900      9.0%
   Net occupancy and equipment                      3,880          4,070          3,958          4,588          4,062      4.7%
   Data processing                                  1,616          1,624          1,898          1,790          1,635      1.2%
   Professional fees                                1,074          1,112          1,055          1,062          1,207     12.4%
   Advertising & business development               1,145          1,095          1,228          1,045          1,212      5.9%
   Communication expense                            1,027            999          1,070          1,201          1,030      0.3%
   Other                                            4,489          5,095          4,660          6,826          6,340     41.2%
                                              ------------------------------------------------------------------------------------
Total operating expenses                           31,488         33,958         34,138         37,003         35,386     12.4%
                                              ------------------------------------------------------------------------------------

Income before income taxes                         14,061         13,945         16,269         14,369         15,489     10.2%
   Income taxes                                     3,478          3,262          3,990          3,648          4,262     22.5%
                                              ------------------------------------------------------------------------------------
Net income                                    $    10,583    $    10,683    $    12,279    $    10,721    $    11,227      6.1%
                                              ====================================================================================

             KEY RATIOS AND DATA

Net interest margin (FTE)                           3.51%          3.55%          3.55%          3.56%          3.63%
Return on average assets                            1.01%          0.97%          1.10%          0.98%          1.03%
Return on average equity                           13.29%         12.53%         13.89%         12.01%         12.33%
Efficiency Ratio                                   65.33%         66.24%         62.84%         57.87%         63.64%
Equity/assets (end of period)                       7.71%          7.92%          7.87%          8.27%          8.19%

Allowance to ending loans                           1.27%          1.24%          1.22%          1.40%          1.46%
Allowance to non-accrual loans                    119.80%        124.28%        108.24%        110.11%        146.55%
Non-accrual loans to loans                          1.10%          0.99%          1.13%          1.27%          1.00%
Non-performing assets to total assets               0.93%          0.89%          0.92%          1.08%          0.98%

Total assets under administration             $ 4,610,108    $ 4,427,569    $ 4,621,876    $ 4,385,686    $ 4,490,675
Mortgage loans closed                         $   104,313    $   206,277    $   300,731    $   205,126    $   292,655

AMCORE Financial, Inc.
(Unaudited)

                                          ------------------------------------------------------------------------------------------
($ in 000's)                                2nd Qtr.      3rd Qtr.      4th Qtr.     1st Qtr.     2nd Qtr.  2Q '03/'02    Ending
           AVERAGE BALANCE SHEET              2002          2002          2002         2003         2003    Incr(Decr)   Balances
                                          ------------------------------------------------------------------------------------------
Assets:
Investment securities                     $ 1,218,892   $ 1,214,179   $ 1,145,761  $ 1,108,334  $ 1,069,834    (12.2%)  $ 1,099,514
Short-term investments                         21,319        10,506        12,865        8,415       18,080    (15.2%)       23,804
Loans held for sale                            26,944        46,728        80,476       53,843       75,447    180.0%       108,948
   Commercial                                 731,775       734,247       734,378      759,934      758,242      3.6%       740,734
   Commercial real estate                     865,012       951,786     1,026,771    1,115,425    1,165,968     34.8%     1,205,951
   Residential real estate                    492,400       484,122       464,713      440,192      401,564    (18.4%)      392,438
   Consumer                                   513,806       557,683       592,569      586,261      534,234      4.0%       545,468
                                          ------------------------------------------------------------------------------------------
Total loans                                 2,602,993     2,727,838     2,818,431    2,901,812    2,860,008      9.9%     2,884,591
Allowance for loan losses                     (34,096)      (34,643)      (34,928)     (35,001)     (41,358)    21.3%       (42,154)
Other non-earning assets                      366,658       384,138       405,032      403,172      390,820      6.6%       416,520
                                          ------------------------------------------------------------------------------------------
Total assets                              $ 4,202,710   $ 4,348,746   $ 4,427,637  $ 4,440,575  $ 4,372,831      4.0%   $ 4,491,223
                                          ==========================================================================================
Liabilities and Stockholders' Equity:
   Non-interest bearing deposits          $   356,195   $   360,049   $   378,694  $   370,132  $   388,230      9.0%   $   434,851
   Interest-bearing demand and savings      1,071,847     1,126,334     1,117,782    1,124,422    1,186,776     10.7%     1,289,311
   Time deposits                            1,259,189     1,267,353     1,274,451    1,246,212    1,182,922     (6.1%)    1,167,563
                                          ------------------------------------------------------------------------------------------
Total Bank issued deposits                  2,687,231     2,753,736     2,770,927    2,740,766    2,757,928      2.6%     2,891,725
                                          ------------------------------------------------------------------------------------------
Wholesale deposits                            381,325       419,206       451,083      553,767      534,136     40.1%       492,148
Short-term borrowings                         533,888       546,622       583,602      514,470      439,717    (17.6%)      443,741
Long-term borrowings                          217,766       210,996       185,139      184,835      188,857    (13.3%)      194,996
Other liabilities                              63,169        79,926        86,075       84,715       87,008     37.7%       100,639
                                          ------------------------------------------------------------------------------------------
Total liabilities                           3,883,379     4,010,486     4,076,826    4,078,553    4,007,646      3.2%     4,123,249
                                          ------------------------------------------------------------------------------------------
Realized Stockholders' Equity                 312,574       322,254       328,100      340,073      345,184     10.4%       349,546
Other Comprehensive Income                      6,757        16,006        22,711       21,949       20,001    196.0%        18,428
                                          ------------------------------------------------------------------------------------------
Total Stockholders' Equity                    319,331       338,260       350,811      362,022      365,185     14.4%       367,974
                                          ------------------------------------------------------------------------------------------
Total Liabilities & Stockholders' Equity  $ 4,202,710   $ 4,348,746   $ 4,427,637  $ 4,440,575  $ 4,372,831      4.0%   $ 4,491,223
                                          ==========================================================================================


             CREDIT QUALITY
Ending allowance for loan losses          $    33,986   $    34,177   $    35,214  $    39,600  $    42,154     24.0%
Net charge-offs                                 2,377         3,169         2,884        6,782        2,174     (8.5%)
Net charge-offs to avg loans (annualized)        0.37%         0.46%         0.41%        0.95%        0.30%
Non-performing assets:
   Non-accrual loans                      $    28,369   $    27,501   $    32,535  $    35,963  $    28,764      1.4%
   Loans 90 days past due & still accruing      5,479         7,337         3,555        6,362       10,491     91.5%
                                          ----------------------------------------------------------------------------
       Total non-performing loans              33,848        34,838        36,090       42,325       39,255     16.0%
   Foreclosed real estate                       3,844         3,118         3,415        3,248        3,604     (6.2%)
   Other foreclosed assets                      2,358         1,362         2,024        1,614        1,153    (51.1%)
                                          ----------------------------------------------------------------------------
      Total non-performing assets         $    40,050   $    39,318   $    41,529  $    47,187  $    44,012      9.9%
                                          ============================================================================

         YIELD AND RATE ANALYSIS
Assets:
Investment securities (FTE)                      6.10%         5.92%         5.59%        5.27%        4.98%
Short-term investments                           1.66%         1.47%         1.42%        1.06%        1.04%
Loans held for sale                             12.23%        10.89%         7.58%        8.71%        8.65%
   Commercial                                    6.50%         6.44%         6.13%        5.85%        5.91%
   Commercial real estate                        6.73%         6.56%         6.31%        5.97%        5.80%
   Residential real estate                       7.36%         7.25%         6.80%        6.54%        6.42%
   Consumer                                      8.29%         8.01%         7.85%        7.57%        7.61%
                                          -------------------------------------------------------------------
Total loans (FTE)                                7.09%         6.95%         6.67%        6.35%        6.25%
                                          -------------------------------------------------------------------
Total interest-earning assets (FTE)              6.79%         6.67%         6.36%        6.07%        5.94%
                                          ===================================================================
Liabilities:
   Interest-bearing demand and savings           1.72%         1.65%         1.27%        0.87%        0.93%
   Time deposits                                 4.49%         4.33%         4.12%        3.82%        3.41%
                                          -------------------------------------------------------------------
Total Bank issued deposits                       3.22%         3.07%         2.79%        2.42%        2.17%
                                          -------------------------------------------------------------------
Wholesale deposits                               5.48%         5.08%         4.34%        3.76%        3.69%
Short-term borrowings                            3.39%         3.19%         2.76%        2.50%        2.48%
Long-term borrowings                             5.92%         5.94%         6.41%        6.10%        5.68%
                                          -------------------------------------------------------------------
Total interest-bearing liabilities               3.66%         3.49%         3.16%        2.82%        2.63%
                                          ===================================================================
Net interest spread                              3.13%         3.18%         3.20%        3.25%        3.31%
Net interest margin (FTE)                        3.51%         3.55%         3.55%        3.56%        3.63%
                                          ===================================================================